AGREEMENT AND PLAN

                         OF MERGER AND REORGANIZATION


     THIS PLAN AND AGREEMENT OF MERGER (hereinafter called the " Agreement"), dated as of August 19, 2000, is by and between OAK BROOK CAPITAL III, INC., a Colorado corporation (hereinafter referred to as "Oak Brook" and/or "Surviving Corporation"), and ALPHA FIBRE MERGER CORPORATION, a Colorado corporation (hereinafter called "Alpha Fibre"and/or "Disappearing Corporation"), said corporations being hereafter sometimes collectively referred to as the "Constituent Corporations."


                                  WITNESSETH:

     WHEREAS, Oak Brook is a corporation duly organized and existing under the laws of the State of Colorado, having been incorporated in 1998, and Alpha Fibre is a corporation duly organized and existing under the laws of the State of Colorado, having been incorporated in 2000; and

     WHEREAS, the authorized capital stock of Oak Brook consists of fifty million (50,000,000)shares of $.001 par value Common Stock, of which one million six hundred seventy-eight thousand (1,678,000) shares are outstanding, and ten million (10,000,000) shares of Preferred Stock, $.001 par value, of which no shares are outstanding; and

     WHEREAS, the authorized capital stock of Alpha Fibre consists of forty million (40,000,000) shares of .001 par value Common Stock, of which nine million (9,000,000) shares are outstanding, and forty million (40,000,000) shares of Preferred Stock, $.001 par value, of which no(0) shares are outstanding; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations and their respective shareholders that the Constituent Corporations merge pursuant to this Agreement and pursuant to the applicable provisions of the laws of the States of Colorado; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the States of Colorado, that the Constituent Corporations shall merge, to wit: Alpha Fibre Merger Corporation, a Colorado corporation, one of the Constituent Corporations and which shall cease its existence under the laws of the State of Colorado pursuant to the Merger (said corporation hereafter being sometimes called the "Disappearing Corporation"), and the terms and conditions of the Merger hereby agreed upon (hereafter called the "Merger")which the parties covenant to observe,keep and perform and the mode of carrying the same into effect are and shall be as hereafter set forth:

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     A.   It is intended that the Merger qualify as a tax-free
reorganization within the meaning of Section 368(B)(1)(a) of the Internal Revenue Code of 1986, as amended(the "Code"). For accounting purposes, it is intended that the Merger be accounted for using purchase accounting;

     B. This Agreement has been approved by the respective boards of directors of Oak Brook and Alpha Fibre;

     C. Oak Brook has 1,678,000 shares issued and outstanding ("Oak Brook Common Stock"), constituting all of the outstanding capital stock of Oak Brook. Contemporaneously with the execution and delivery of this Agreement, the parties are executing and delivering to Oak Brook certain other agreements;

     D. Oak Brook will issue not less than nine million (9,000,000) restricted shares of common stock (the "Shares") to allow for the conversion of shares to be completed on a one for one basis as more fully described in Section 1.4 below.


                                 AGREEMENT

The parties to this Agreement agree as follows:


                                 ARTICLE I.

                         Description of Transaction

  1.1          Merger of Alpha Fibre into Oak Brook.

  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Alpha Fibre shall be merged with and into Oak Brook, and the separate existence of Alpha Fibre shall cease. Oak Brook will continue as the surviving corporation in the Merger and will change its name to "ALPHA FIBRE , INC."


  1.2     Effect of the Merger.

  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Colorado Business Corporation Act.

  1.3 Closing; Effective Time.

  The consummation of the transactions contemplated by this Agreement
  (the "Closing") shall take place at the offices of Nadeau & Simmons, P.C., 1250 Turks Head Building at 10:00 a.m on August 19, 2000 or at such other time and date as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.")

  Contemporaneously with or within forty-eight (48) hours after the Closing, a properly executed agreement of merger, together with fully executed articles of merger (a copy of which is attached hereto as Exhibit A) conforming to the requirements of Article 7-111 of the Colorado Business Corporation Act, shall be filed with the Secretary of State of Colorado (the "Secretary"). The Merger shall become effective at the time such agreement and articles of merger are filed with the Secretary (the "Effective Time").

  1.4     Conversion of Shares.

  The mode of carrying into effect the Merger provided in this Agreement, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

  1:4:1   Oak Brook Common Stock.

  None of the currently issued and outstanding shares of Oak Brook Common Stock, no par value, issued and outstanding at the effective time of the Merger shall be converted as a result of the Merger, and all of such shares shall remain issued shares of common stock of the Surviving Corporation.

  1:4:2   Alpha Fibre Common Stock.

  At the effective time of the Merger, each share of $.001 par value common stock of Alpha Fibre issued and outstanding (the "Alpha Fibre Common
  Stock") shall be converted into and become nine million (9,000,000) shares of common stock of the Surviving Corporation by converting each share of Alpha Fibre common stock into one (1) share of Oak Brook. Oak
  Brook will newly issue not less than nine million (9,000,000) shares to be converted on a one for one basis with the Shares of Oak Brook. Each record holder of outstanding common stock of Alpha Fibre shall be issued shares of Oak Brook, upon the ratio set forth above. Upon direction of Alpha Fibre and receipt by Oak Brook of the stock ledger of Alpha Fibre, each Alpha Fibre shareholder shall be entitled to receive one or more stock certificates for the full number of shares of common stock of Oak Brook into which the common stock of Alpha Fibre shall have be converted as aforesaid together with any dividends on the common stock of Alpha Fibre as to which the payment date shall have occurred on or prior to the date of the surrender of said shares.

  The common share allocation (the "Allocation") of the Surviving Corporation will be as follows:

  (a)
     _________________________ (                    ) fully diluted, common
     shares of Oak Brook will be issued and outstanding.

     Alpha Fibre shareholders will own approximately __.___% of the
     _____________________ (                     ) fully diluted, common
     shares of Oak Brook issued and outstanding, inclusive of the shares to be governed pursuant to subparagraph 8 hereof.

(b) Surrender of Alpha Fibre's Stock Ledger. As soon as practicable after the Merger becomes effective, the stock ledger representing common stock of Alpha Fibre issued and outstanding at the time the Merger becomes effective shall be delivered to Oak Brook, such that shares of the Surviving Corporation may be issued, as above provided. Until so delivered for exchange, each shareholder of Alpha Fibre shall be deemed for all corporate purposes (except for the payment of dividends, which shall be subject to the exchange of stock as above provided) to own the number of shares of common stock of the Surviving Corporation which the holder thereof would be entitled to receive upon its surrender to the Surviving Corporation.

(c) Issuance of Shares Subsequent to Merger. As soon as practicable after the Merger becomes effective, the Surviving Corporation shall issue to the shareholders of the Disappearing Corporation, on the basis set forth in
Section 2 above, the necessary Shares of common stock in the Surviving Corporation.

(d)  Fractional Interests.   No fractional shares of common stock of the
Surviving Corporation or certificate or scrip representing the same shall be issued. In lieu thereof each holder of Alpha Fibre Common Stock having a fractional interest arising upon such conversion will be rounded up into one full additional share of common stock of the Surviving Corporation by the Transfer Agent.

(e) Status of Common Stock. All Shares of common stock of the Surviving Corporation into which shares of Alpha Fibre Common Stock are converted as herein provided shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Shares.

(f) Independent Appraisal, Right to Dissent and Obtain Payment for Shares; Procedures for Protection of Dissenter's Rights. In order to establish a "fair value" for the shares of Alpha Fibre Common Stock which are paid in cash in lieu of conversion into the Shares of Oak Brook, as provided above in this Article VI, the Board of Directors of Alpha Fibre shall establish the value of Alpha Fibre's stock prior to the Merger, pursuant to the provisions of the Colorado General Corporation Law, Section ___, et seq., as amended, the terms and provisions of which are hereby incorporated by reference and made a part hereof.

1.5  Closing of Alpha Fibre's Transfer Books.

At the Effective Time, holders of certificates representing shares of Alpha Fibre's common stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Stockholders of Alpha Fibre, and the stock transfer books of Alpha Fibre shall be closed with respect to all shares of such common stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Alpha Fibre's common stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Alpha Fibre's common stock (a "Alpha
Fibre Stock Certificate") is presented to Oak Brook,such Alpha Fibre Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.6  Exchange of Certificates.

(a) Upon surrender of a Alpha Fibre Stock Certificate to Oak Brook for exchange, together with such other documents as may be reasonably required by Oak Brook, the holder of such Alpha Fibre Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Oak Brook Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.4, and Alpha Fibre Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Alpha Fibre Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Oak Brook Common Stock (and cash in lieu of any fractional share of Oak Brook Common Stock) as contemplated by Section 1.4. If any Alpha Fibre Stock Certificate shall have been lost, stolen or destroyed, Oak Brook may, in its discretion and as a condition precedent to the issuance of any certificate representing Oak Brook Common Stock, require the owner of such lost, stolen or destroyed Alpha Fibre Stock Certificate to provide an appropriate affidavit and to deliver a bond(in such sum as Oak Brook may reasonably direct) as indemnity against any claim that may be made against Oak Brook with respect to such Alpha Fibre Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Oak Brook Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Alpha Fibre Stock Certificate with respect to the shares of Oak Brook Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Alpha Fibre Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) No fractional shares of Oak Brook Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of Alpha Fibre who would otherwise be entitled to receive a fraction of a share of Oak Brook Common Stock (after aggregating all fractional shares of Oak Brook Common Stock issuable to such holder) shall, upon surrender of such holder's Alpha Fibre Stock Certificate(s), have such fractional interest rounded up to the nearest whole number.

(d) Oak Brook shall not be liable to any holder or former holder of common stock of Alpha Fibre for any shares of Oak Brook Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.7  Alpha Fibre Stockholder Approval; Dissenting Shares.

Each of the stockholders of Alpha Fibre (the "Alpha Fibre Stockholders") hereby agrees and acknowledges the following:

     (a) that the terms of the Merger, this Agreement, and all other agreements contemplated herein are hereby approved, ratified and confirmed and the officers of Alpha Fibre are, and each of them hereby is, authorized and directed, in the name and on behalf of Alpha Fibre, to consummate the transactions contemplated by this Agreement, on the terms set forth in such documents and such other agreements, and any amendments thereto, as the officers executing such agreements may in their discretion deem reasonable and appropriate; and

     (b) that he or she hereby agrees to waive any "appraisal rights" within the meaning of Section ___ of the Colorado General Corporation Law with respect to the Merger.

     1.8    Governing Law; Articles of Incorporation

          The laws which are to govern the Surviving Corporation are the laws of the State of Colorado. The Articles of Incorporation of Oak Brook, as heretofore amended, shall, prior to the effective time of the Merger, be amended to the extent set forth in the Articles of Merger, attached hereto, to amend the name of Oak Brook, Inc. to Alpha Fibre, Inc. As so amended, such Articles of Incorporation shall remain in effect thereafter until the same shall be further amended or altered in accordance with the provisions thereof.

     1.9  Bylaws

The By-Laws of Oak Brook, at the effective time of the Merger shall be the By-Laws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

     1.10 Directors and Officers

Directors.  On and after the Effective Date, the Directors of the Surviving

Corporation at the effective time of the Merger shall be as set forth below, until their respective successors are duly elected and qualified at the next annual meeting of shareholders of the Surviving Corporation. As of the effective time of the Merger, the previous directors of Oak Brook shall resign.

     The names and addresses of the Directors of the Surviving Corporation are as follows:

     Name                               Address

     Dr. Prabhat Krishnaswamy           3518 Riverside Drive, Ste 202
                                        Columbus, OH 43221

     Deborah L. Kern                    801 Falmouth St.
                                        Thousand Oaks, CA 91362

     Robert J. Nagy                     139B Market Street
                                        Charleston, SC 29401

     Officers. The names, titles and addresses of the persons who, upon the Effective Date, shall constitute the officers of the Surviving Corporation, and who shall hold office, subject to the By-Laws, until the first meeting of directors following the next annual meeting of shareholders, are as follows:

     Name                Title                    Address

     Deborah L. Kern     President/CEO            801 Falmouth St.
                                                  Thousand Oaks, CA 91362

     Robert J. Nagy      Secretary, Treasurer     139B Market Street
                         and Vice President       Charleston, SC 29401



1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(B)
(1)(A) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be accounted for as a purchase under GAAP.

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Oak Brook to be necessary or desirable to carry out the purposes of this Agreement or to vest Oak Brook with full right, title and possession of and to all rights and property of Alpha Fibre, the officers and directors of Oak Brook shall be fully authorized (in the name of Alpha Fibre and otherwise) to take such action.


                              ARTICLE II.

   Representations and Warranties of Alpha Fibre and its Stockholders

          2.1  Disclosure Schedule.

     Except as set forth in the schedule of disclosure attached hereto as Exhibit D (the "Disclosure Schedule"), Alpha Fibre hereby represents and warrants as follows:

          2:1:2     Organization, Standing and Qualification.

     Alpha Fibre is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own, to lease or to operate its properties and to carry on its business as it is now being conducted. Section 2:1:2 of the Disclosure Schedule sets forth a true, complete and correct list of each jurisdiction, foreign or domestic, in which it (a) owns or leases property, has employees or otherwise conducts operations and/or (b) is licensed or qualified to do business as a foreign corporation. Alpha Fibre is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities, makes such licensing or qualification necessary, except for where the failure to be so licensed and qualified would not have a material adverse effect on the business of Alpha Fibre.

          2:1:3     Authority.

     The execution and delivery of this Agreement has been authorized by the Board of Directors of Alpha Fibre, and the completion of these transactions have been duly and validly authorized by all necessary corporate and shareholder action on the part of Alpha Fibre. This Agreement has been duly executed and delivered by Alpha Fibre and, assuming the due and valid execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Alpha Fibre, to the extent applicable, enforceable in accordance with its terms, all as may be subject to or affected by any bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally.

          2:1:4     No Conflict, Breach, Default or Violation.

     Except as set forth in Section 2:1:4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the completion of transactions contemplated by this Agreement will not conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, license,agreement, contract, permit, order, judgment, or, to the best of the Alpha Fibre's knowledge, any judicial or administrative decree, ordinance or regulation, or any restriction to which any property of Alpha Fibre is subject or by which Alpha Fibre is bound, the result of which would have a material adverse effect on the business of Alpha Fibre.

          2:1:5     Approvals.

     Except as set forth in Section 2:1:5 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration of filing with, any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), or third party is required by or with respect to Alpha Fibre in connection with the execution and delivery by Alpha Fibre of this Agreement, or the completion of the transactions contemplated hereby, the absence of which would have a material adverse effect on Alpha Fibre.


          2:1:6     Capitalization.

     The authorized capital stock of Alpha Fibre consists of forty million (40,000,000) shares of Alpha Fibre Common Stock, $0.001 par value per share, of which nine million (9,000,000) shares are issued and outstanding. The
Alpha Fibre shares are validly issued, fully paid and non-assessable and not subject to preemptive rights. Section 2:1:6 of the Disclosure Schedule sets forth a true, complete and correct list of (i) the holders of record of the issued and outstanding shares of Alpha Fibre Common Stock, and
(ii) all claims, commitments or agreements to which Alpha Fibre is a party or by which it is bound, obligating Alpha Fibre to issue, deliver or sell, or to cause to be issued, delivered or sold, additional shares of common stock of Alpha Fibre or obligating Alpha Fibre to grant, extend or enter into any such option, warrant, call, right or agreement with respect to its capital stock.
 Except as set forth in Section 2:1:6 of the Disclosure Schedule, there are no agreements obligating Alpha Fibre to redeem, repurchase or otherwise acquire the common stock of Alpha Fibre, or any other securities issued by it, or to register the sale of the common stock of Alpha Fibre under applicable securities laws. Except as set forth in Section 2:1:6 of the Disclosure Schedule, there are no agreements or arrangements prohibiting or otherwise restricting the payment of dividends or distributions to the Alpha Fibre Shareholders by Alpha Fibre.

          2:1:7     Financial Statements.

     Alpha Fibre has furnished to Oak Brook true, complete and correct copies of the unaudited balance sheet at December 31, 1999 and the related unaudited income statement, and statements of operations, cash flows and changes in stockholders equity for the same year ended (all of these financial statements being collectively referred to herein as the "Alpha Fibre Financials"). The Alpha Fibre Financials are in accordance in all material respects with the books and records of Alpha Fibre, have been prepared in accordance with generally accepted accounting principle applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Alpha Fibre as at the date thereof.

          2:1:8     Liabilities.

     To the best of Alpha Fibre's knowledge, except as set forth in Section 2:1:8 of the Disclosure Schedule, Alpha Fibre has no liabilities or obligations, either accrued, absolute, contingent, or otherwise, required to be but not reflected or reserved against in the Alpha Fibre Financials in accordance with generally accepted accounting principles, except those incurred in the ordinary course of business, or those that are not material, and Alpha Fibre knows of no potential liability that would result in material adverse effect on the business of Alpha Fibre, other than those (a) reflected or reserved against in the Alpha Fibre Financials, (b)incurred in the ordinary course of business since December 31, 1999 or (c) set forth in
Section 2:1:8 of the Disclosure Schedule.

          2:1:9     Additional Information.

     Section 2:1:9 of the Disclosure Schedule sets forth a true, complete and correct list, or references the attachment as an Exhibit thereto, of the following items:

               2:1:9:1    Real Property.

     All real property and structures thereon, presently (i) owned by, or subject to a contract of purchase and sale or option agreement involving Alpha Fibre (collectively, the "Real Property"),(ii) leased by, or subject to a lease commitment involving, Alpha Fibre (collectively, the "Leased Property"), with a description of: (x) the general use to which such real property is or was put; (y)the general nature and amount of any Encumbrances thereon; and (z) if leased the name of the lessor and a true, complete and correct copy of any written agreement pursuant to which such real property is leased.

               2:1:9:2    Machinery and Equipment.

     All machinery, work product, tools, equipment, furnishings, and fixtures (excluding such items that had a cost basis of $20,000 or less at the date hereof) owned,leased or subject to a contract of purchase and sale or lease commitment, by Alpha Fibre with, to the extent practical, a description with respect to each such of: (i) the serial number of such item; (ii) the general location at which such item is kept; (ii) whether such item is owned or leased; (iv)if owned, a general description of the nature and amount of any Encumbrances thereon; and (v) if leased, the name of the lessor and a true, complete and correct copy of any written agreement pursuant to which such item is leased.

               2:1:9:3    Receivables.

     All accounts and notes receivable presently owned by Alpha Fibre, together with an appropriate aging schedule, as of December 31, 1999, which list separately all amounts receivable from the Alpha Fibre Shareholders, director, officer, employee, or agent of Alpha Fibre, from or from many of their respective affiliates. Except as set forth on Section 2:1:9:3 of the Disclosure Schedule, to the best of Alpha Fibre's knowledge, all accounts and notes receivable of Alpha Fibre represent bona fide claims against debtors for services performed or other charges arising in the ordinary course of business and are subject to no material defenses, counterclaims or rights of set-off.

     2:1:9:4    Payables.

     All accounts and notes payable owed by Alpha Fibre, together with an appropriate aging schedule, as of December 31, 1999, which list separately all such amounts payable to any Alpha Fibre Shareholder, director, officer, employee, or agent of Alpha Fibre, to Alpha Fibre Shareholders or to any of the irrespective affiliates. Except as set forth in Section 2:1:9:4 of the Disclosure Schedule, to the best of Alpha Fibre's knowledge, all accounts and notes payable of Alpha Fibre represent bona fide claims against Alpha Fibre for services performed or other charges arising in the ordinary course of business.

     2:1:9:5    Contracts.

     All contracts, agreements and commitments of Alpha Fibre, whether or not made in the ordinary course of business, including leases under which Alpha Fibre is lessor or lessee, which are to be performed in whole or in part after the Effective Date, and which (i)involve or may involve aggregate payments by or to Alpha Fibre of $20,000 or more after the Effective Date,
(ii) are not terminable by Alpha Fibre without premium or penalty on 60 (or fewer) days' notice, (iii)purport to prohibit or restrict the ability of Alpha Fibre to participate or compete in any material line of business or with any person, (iv) purport to prohibit or restrict another person's ability to be in the line of business of Alpha Fibre or to compete with Alpha Fibre or (v) are otherwise material to the business or properties of Alpha Fibre. To the best of Alpha Fibre's knowledge, except as set forth on Schedule 2:1:9:5 of the Disclosure Schedule, Alpha Fibre has complied in all material respects with all commitments, contracts, agreements and obligations pertaining to it listed on Section 2:1:9:5 of the Disclosure Schedule and is not in material default under any such contracts and agreements and no notice of material default has been received, in each case which would have a material adverse effect on the business of Alpha Fibre.


     2:1:9:6     Licenses; Permits.

     All approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type held by Alpha Fibre, which together constitute all material approvals,authorizations, consents, licenses, orders, franchises, rights, registrations and permits (the "Permits") required to operate its business as presently conducted. To the best of Alpha Fibre's knowledge, except as set forth on Section 2:1:9:6 of the Disclosure Schedule, all such Permits are currently in full force and effect and Alpha Fibre is in compliance therewith, except to the extent noncompliance would not have a material adverse effect on the business of Alpha Fibre. Except as set forth in Section 2:1:9:6 of the Disclosure Schedule, the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent, license, order, franchise, right, registration or permit, which revocation, cancellation, suspension or modification would have a material adverse effect on the business of Alpha Fibre.

               2:1:9:7     Employment Agreements.

     All oral or written employment or consulting agreements to which Alpha Fibre is a party or by which Alpha Fibre is bound, including, without limitation, all oral or written employment or consulting agreements or any other arrangements with any person which provide for the payment of any consideration by Alpha Fibre to such person as a result of the termination of such person's employment with Alpha Fibre, or on the completion of the transactions contemplated hereby.

               2:1:9:8     Insurance Policies.

     All (i) policies of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance, under which Alpha Fibre is insured, and (ii) bonds issued or posted by any person which respect to any operation or other activities of Alpha Fibre.

               2:1:9:9     Transactions with Management.

     All material contracts, leases and commitments by and between Alpha Fibre and any of its officers, directors, stockholders, employees, or agents, or any affiliate of any such person. Except as set forth in Section 2:1:9:9 of the Disclosure Schedule, none of the officers, directors, stockholders, or employees of Alpha Fibre owns, leases or licenses any interest in any asset used by Alpha Fibre in its business,other than solely by and through ownership of the capital stock of Alpha Fibre.

               2:1:9:10  Assumed Names.

     All assumed or fictitious names under which Alpha Fibre engages in or conducts any business.

               2:1:9:11  Bank Accounts and Powers of Attorney.

     The name and address of each bank or other financial institution in which Alpha Fibre has an account or safe deposit box, the account number, the account name and type of account, the names of all persons authorized to draw thereon and have access thereto, and the name of all persons, if any, holding powers of attorney to act for Alpha Fibre, and the name and address of all persons, other than officers and full-time employees, authorized to bind Alpha Fibre contractually,including, without limitation, independent marketing agents or independent contractors.

     2:1:10    Litigation.

     Except as set forth in Section 2:1:10 of the Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Alpha Fibre, threatened against or affecting Alpha Fibre (or any of its officers or directors in connection with the business of Alpha Fibre), nor is there any outstanding judgment, order, writ, injunction or decree against Alpha Fibre.

     2:1:11    Absence of Certain Changes.

     Except as set forth in Section 2:1:11 of the Disclosure Schedule, to the best of Alpha Fibre's knowledge, since December 31, 1999, there has not been:
(i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Alpha Fibre;
(ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Alpha Fibre;
(iii) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Alpha Fibre; (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Alpha Fibre to any of its officers, directors, employees, consultants or agents other than raises or increases in compensation consistent with prior policy that are not in excess of five percent of the individual's annual compensation or hourly rate; (v) the creation of any material Encumbrance on any of the assets of Alpha Fibre, or the amendment, modification or extension of any existing material Encumbrance on any such asset other than any such creation, amendment, modification or extension effected (A) in the ordinary course of business, (B) as required in connection with the Alpha Fibre Merger, (C)in connection with the transfer of those certain assets set forth on Section 2:1:11 of the Disclosure Schedule; or (D) for current taxes or assessments which are not yet due, or being contemplated in good faith by appropriate proceedings; (vi) any sale, assignment, transfer, conveyance, lease, hypothecation, abandonment or other disposition of or agreement to sell, assign, transfer, convey, lease, hypothecate, abandon or otherwise dispose of, any of the material assets of Alpha Fibre, other that (A) assets sold in the ordinary course of business;
(B) the assets set forth on Section 2:1:11 of the Disclosure Schedule; or (C) any assets which are scrapped as obsolete in conformance with customary procedure.

     2:1:12    Title to Assets; Encumbrances.

     2.12.1 Except as set forth in Section 2:1:12 of the Disclosure Schedule, Alpha Fibre owns its material assets, whether real, personal or intangible, free and clear of all Encumbrances, except for (i) liens for current taxes and assessments not yet due, or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law or for actions contested in good faith or for which payment arrangements have been made, (iii) liens granted orincurred by Alpha Fibre in the ordinary course of its business or in connection with the financing of office space, furniture and equipment in the ordinary course of its business, (iv) easements, covenants, restrictions and other exception to title of record (which do not materially and adversely affect the operation of Alpha Fibre), (v) Encumbrances otherwise described in Section 2:1:12 of the Disclosure Schedule, or
(vi) Encumbrances reflected on the balance sheet at December 31, 1998 of Alpha Fibre;

     2.12.2 Except as set forth on Section 2:1:12 of the Disclosure Schedule, there are no parties in possession of any of the material assets of Alpha Fibre other than Alpha Fibre, other than personal property held by third parties in the reasonable and ordinary course of business. Subject to the Encumbrances set forth in Section 2:1:12 of the Disclosure Schedule or described in
Section 2:1:12:1, Alpha Fibre enjoys full, free and exclusive use and quiet enjoyment of its material assets and its rights pertaining thereto. Subject to the Encumbrances set forth in Section 2:1:12 of the Disclosure Schedule or described in Section 2:1:12:1, Alpha Fibre enjoys peaceful and undisturbed possession under all leases under which it is lessee.

     2:1:13    Condition of Assets.

     2.13.1 Except as set forth in Section 2:1:13 of the Disclosure Schedule, to the best of Alpha Fibre's knowledge, each of the buildings, structures, equipment or other items of tangible personal property of Alpha Fibre with a cost basis of at least $20,000 is in working order and repair, ordinary wear and tear excepted.

     2:1:14    Taxes and Returns.

     2.14.1 Except as set forth on Section 2:1:14 of the Disclosure Schedule, Alpha Fibre has (i)filed all material tax returns and reports required to be filed by it and (ii) paid all material taxes which it has incurred and which have become due and payable, except such as are being or may be contested in good faith by appropriate proceedings or relate to the fiscal year ended December 31,1999. Except as set forth on Section 2:1:14 of the Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted, or formally assessed against Alpha Fibre, and no requests for waivers of the time to assess any such tax are pending. The Alpha Fibre Financials reflect an adequate accrual, based on the facts and circumstances existing as of the date hereof, for all material taxes payable by Alpha Fibre (whether or not shown on any return) through the date thereof. Section 2:1:14 of the Disclosure Schedule shall include true, complete and correct copies of all tax returns and reports filed by Alpha Fibre since January 1, 1998.

     2.14.2 For the purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income,profits, franchise, gross receipt, payroll, estimated sales, employment, use, property, withholding,excise and other taxes, duties or assessments of any nature whatsoever, together with all interest,penalties and additions imposed with respect to such amounts.

          2.15 Employment Practices.

     Except as set forth in Section 2:1:15 of the Disclosure Schedule, Alpha Fibre has complied with the Occupational Safety and Health Act and all other laws relating to equal employment of labor including, without limitation, laws relating to equal employment opportunity and employment discriminations, employment of illegal aliens, wages, hours and collective bargaining, the violation or failure to comply with which would have a material adverse effect on the business of Alpha Fibre. Notwithstanding anything herein to the contrary, and except as set for in Section 2:1:15 of the Disclosure Schedule, Alpha Fibre has complied with all laws relating to the collection and payment of social security and withholding taxes, or both, and similar taxes except where the failure to comply with such laws would not have a material adverse effect on the business of Alpha Fibre. Except as set forth in
Section 2:1:15 of the Disclosure Schedule, Alpha Fibre is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, which would have a material adverse effect on the business of Alpha Fibre.

          2.16 Compliance with Law.

     Except as set forth in Section 2:1:16 or any other Section of the Disclosure Schedule, to the best knowledge of Alpha Fibre, Alpha Fibre is in compliance with and is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to: (a) any applicable law, rule, regulation or statute applicable to the operations of Alpha
Fibre, or

(b) any order, permit,certificate, writ, judgment, injunction, decree, determination, award or other decision of any court or any Government Entity to which Alpha Fibre is a party or by which Alpha Fibre is bound, which violation or default or alleged violation or default would materially and adversely affect the business of Alpha Fibre.

          2.17 Environmental Requirements and Health and Safety Requirements.

     To the best of Alpha Fibre's knowledge, Section 2:1:17 of the Disclosure Schedule sets forth true, correct and complete copies of all material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of Alpha Fibre made by or against Alpha Fibre during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which Alpha Fibre has determined, in good faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best of Alpha Fibre's knowledge, none of the operations of Alpha Fibre is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement, except as set forth in Section 2:1:17 of the Disclosure Schedule.

          2.18 Books and Records.

     To the best of Alpha Fibre's knowledge, all the records and stock minute books of Alpha Fibre have been delivered to or made available upon request for inspection by Oak Brook. To the best of Alpha Fibre's knowledge, such books and stock minute books are true and correct in all material respects.


                               ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF OAK BROOK

Representations and warranties shall be made by OAK BROOK and shall survive the Effective Date of the ALPHA FIBRE Merger for a period of one (1) year, subject to mutually satisfactory exceptions, claims and caveats:

     3:1  Representations and Warranties of OAK BROOK .

OAK BROOK, jointly and severally, represent and warrant to ALPHA FIBRE as follows:

          3:1:1     Organization and Standing.

OAK BROOK are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly authorized, qualified and in good standing under all applicable laws, regulations, ordinances and orders of public authorities and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of OAK BROOK taken as a whole. OAK BROOK is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the character of its properties, owned or leased, or the nature of their activities, makes such licensing or qualification necessary, except for where the failure to be so licensed and qualified would not have a material adverse effect on the business of OAK BROOK.

True and correct copies of the Articles of Incorporation (certified by the Secretary of State of the State of Colorado) and the Bylaws, as amended, of OAK BROOK (certified by the Secretary of OAK BROOK) are attached hereto as
Section 3:1:1 of the Disclosure Schedule.

          3:1:2     Authority.

OAK BROOK has the necessary corporate power and authority to enter into this Agreement, as well as the Transaction Documents more fully defined in Section 6:4, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents, and the completion of the transactions contemplated hereby and thereby have been duly authorized by corporate action of the part of the Board of Directors of OAK BROOK, and subject to the convening of a shareholder's meeting pursuant to
Article 7-111-101-109 of the Colorado Business Corporation Act in order to approve this Agreement and the Transaction Documents, no further corporate proceedings on the part of OAK BROOK will be necessary. When issued pursuant to this Agreement, the Shares of OAK BROOK common stock to be issued to ALPHA FIBRE Shareholders on the Effective Date will be duly authorized, validly issued, fully paid and non-assessable, and the OAK BROOK Shares to be issued to ALPHA FIBRE Shareholders on the Effective Date shall be legally equivalent in all respects to the OAK BROOK Common Stock issued and outstanding as of the date hereof. This Agreement has been executed and delivered by OAK BROOK and constitutes the legal, valid and binding obligation of OAK BROOK, enforceable in accordance with its terms. As of the Effective Date, each of the Transaction Documents will constitute a legal, valid and binding obligation of OAK BROOK , each enforceable in accordance with its terms.

          3:1:3     No Conflict, Default, Breach or Violation.

The execution and delivery of this Agreement does not, and the completion of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any charter, bylaw,indenture, mortgage, lien, lease, agreement, contract, order, judgment, or, to the best knowledge of OAK BROOK, any judicial or administrative decree, ordinance or regulation, permit, license,franchise or any restriction to which any property of OAK BROOK or any of its subsidiaries is subject or by which OAK BROOK or any of its subsidiaries is bound, the effect of which would be materially adverse to OAK BROOK and its subsidiaries taken as a whole. Neither OAK BROOK nor any of its subsidiaries is alleged to be in violation or default or under any applicable law, statute,order, rule or regulation promulgated or judgment entered by any Governmental Entity, relating to or affecting the operation, conduct or ownership of the property or business of OAK BROOK or such subsidiaries, which violation or default or alleged violation or default would have a material, adverse effect, on OAK BROOK and its subsidiaries taken as a whole.

          3:1:4     Approvals.

Except for usual and customary compliance with the Securities Act, the securities or blue sky laws of various states as set forth in Section 3:1:4 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), or third party is required by or with respect to OAK BROOK in connection with the execution and delivery by OAK
BROOK of this Agreement, or the completion of the transactions contemplated hereby, the absence of which would have a material adverse effect on OAK BROOK.

          3:1:5     SEC Documents; Filings; Financial Statements.

          (a) OAK BROOK has delivered to ALPHA FIBRE accurate and complete copies(excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by OAK BROOK with the SEC between March 18, 2000 and the date of this Agreement (the "OAK BROOK SEDocuments"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i)each of the OAK BROOK SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the OAK BROOK SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The consolidated financial statements contained in the OAK
          BROOK SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of OAK BROOK and its subsidiaries as of the respective dates thereof and the consolidated results of operations of OAK
          BROOK and its subsidiaries for the periods covered thereby.

          3:1:6     Information Supplied.

    To the best knowledge of OAK BROOK , no written statement, certificate, schedule, list or other written information furnished by or on behalf of OAK BROOK to ALPHA FIBRE on or prior to the date hereof in connection herewith contains (after giving effect to any correction thereof furnished to ALPHA FIBRE in writing prior to the date hereof) any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made,not misleading.

          3:1:7     Capitalization of OAK BROOK.

As of the date hereof, the authorized capital stock of OAK BROOK consists of fifty million (50,000,000) shares of OAK BROOK Common Stock, no par value, of which one million six hundred seventy-eight thousand (1,678,000) shares of common stock are issued and outstanding, and ten million (10,000,000) shares of OAK BROOK Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of capital stock of OAK BROOK have been duly and validly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except as disclosed herein, there are no authorized or outstanding subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating OAK BROOK or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, to any person any shares of OAK BROOK Common Stock or any other shares of the capital stock of OAK BROOK or any shares of the capital stock of any of its subsidiaries, or any securities convertible into or exchangeable for any such shares, or obligating any such person to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 3:1:6 of the Disclosure Schedule, there are no agreements obligating OAK BROOK to redeem, repurchase or otherwise acquire the capital stock of OAK BROOK, or any other securities issued by it, or to register the sale of the capital stock of OAK BROOK under applicable securities laws. Except as set forth in Section 3:1:6 of the Disclosure Schedule, there are no agreements or arrangements prohibiting or otherwise restricting the payment of dividends or distributions to the OAK BROOK Shareholders by OAK BROOK.

          3:1:8     Title to Assets; Encumbrances.

3:1:8:1 Except as set forth in Section 3:1:8 of the Disclosure Schedule, OAK BROOK and its subsidiaries own their respective assets, whether real, personal or intangible, free and clear of all Encumbrances, except (i) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law or for actions contested in good faith or for which payment arrangements have been made,(iii) liens granted or incurred by OAK BROOK or any of its subsidiaries in the ordinary course of its business or in connection with the financing of office space, furniture and equipment in the ordinary course of its business, (iv) easements, covenants, restrictions and other exceptions to title of record which do not materially and adversely affect the operations of OAK BROOK and its subsidiaries, (v) such Encumbrances as do not secure indebtedness in excess of $10,000, which in the aggregate (meaning as to OAK BROOK and all of its subsidiaries) do not secure indebtedness in excess of $10,000, or are otherwise described in
Section 3:1:8 of the Disclosure Schedule, or (vi) Encumbrances reflected in the SEC Documents;

3:1:10:2 Except as set forth in the 10-KSB for the period ended December 31, 1999("10-K") or Section 3:1:10 of the Disclosure Schedule, there are no parties in possession of any of the assets of OAK BROOK or its subsidiaries other than OAK BROOK or such subsidiaries, other than personal property held by third parties in the reasonable and ordinary course of business.
Except as set forth in the 10-K or Section 3:1:10 of the Disclosure Schedule, OAK BROOK and each of its subsidiaries enjoy full, free and exclusive use and quiet enjoyment of their respective assets and all rights pertaining thereto, and OAK BROOK and its subsidiaries enjoy peaceful and undisturbed possession under all leases under which any of them is lessee.

          3:1:11    Subsidiaries.

Section 3:1:11 of the Disclosure Schedule sets forth a complete and correct list of each subsidiary of OAK BROOK, together with the jurisdiction of incorporation or organization of such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interest owned by OAK BROOK or another subsidiary of OAK BROOK.

Except as set forth in the 10-K or Section 3:1:11 of the Disclosure Schedule, OAK BROOK owns all of the securities of each of its operating subsidiaries, free and clear of all Encumbrances, and all capital stock of such subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable. None of the subsidiaries has any commitment to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or to give any person other than OAK BROOK any right to acquire from it, any shares of its capital stock. Each subsidiary is a corporation duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and all necessary authorizations to own all of its properties and assets and to carry on its business as it is now being conducted, and, to the extent required by law, is duly qualified to do business and is in good standing in each jurisdiction in which it owns property or conducts business, except where the failure to have such authorization or to be so qualified would not have a material adverse effect on the business or operations of OAK BROOK and its subsidiaries as a whole.

          3:1:12    Litigation.

Except as set forth in the 10-K or Section 3:1:12 of the Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the best knowledge of OAK BROOK, threatened against or affecting OAK BROOK or any of its subsidiaries (or any of its officers or directors in connection with the business of OAK BROOK or any of its subsidiaries), nor is there any outstanding judgment, order, writ, injunction or decree against OAK BROOK or any of its subsidiaries, which suit, action, proceeding or investigation had or could reasonably be expected to have a material adverse effect on OAK BROOK and its subsidiaries, taken as a whole. Except as set forth in the SEC Documents or
Section 3:1:12 of the Disclosure Schedule, to the best knowledge of OAK BROOK:
(i) there are no facts upon which any action, suit or proceeding could be brought against OAK BROOK or any of its subsidiaries that would have a material adverse effect on OAK BROOK; and (ii) neither OAK BROOK nor any of its subsidiaries is subject to any court order, writ, injunction, decree, settlement agreement or judgment that contains or orders any ongoing obligations, whether prohibitory or mandatory in nature, on the part of OAK BROOK or its subsidiaries.

          3:1:13    Environmental Requirements and Health and Safety
                    Requirements.

To the best of OAK BROOK's knowledge, Section 3:1:13 of the Disclosure
Schedule sets forth true, correct and complete copies of all material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of OAK BROOK made by or against OAK BROOK during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which OAK BROOK have determined, in good faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best of OAK BROOK's knowledge, none of the operations of OAK BROOK is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement, except as set forth in Section 3:1:13 of the Disclosure Schedule.

          3:1:14    Absence of Undisclosed Liabilities.

To the best of OAK BROOK's knowledge, except as set forth in Section 3:1:14 of the Disclosure Schedule, OAK BROOK have no liabilities or obligations, either accrued, absolute, contingent, or otherwise, required to be but not reflected or reserved against in the OAK BROOK Financials in accordance with generally accepted accounting principles, except those incurred in the ordinary course of business, and OAK BROOK know of no potential liability that would result in material adverse effect on the value or business of OAK BROOK other than those (a) reflected or reserved against in the OAK BROOK
Financials, (b)incurred in the ordinary course of business since December 31, 1999 or (c) set forth in Section 3:1:14 of the Disclosure Schedule.

          3:1:15    Financial Statements.

OAK BROOK has furnished to ALPHA FIBRE true, complete and correct copies of the financial statements of OAK BROOK, at and for the fiscal year ended
December 31, 1999 (these financial statements being collectively referred to herein as the "OAK BROOK Financials"). The OAK BROOK Financials will be in accordance with the books and records of OAK BROOK, comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of OAK BROOK as at the date thereof. Since December 31, 1999, there has not been, occurred or arisen (a) any material adverse change in the business or the consolidated financial condition of OAK BROOK and its subsidiaries, considered as a whole, from that shown on the aforementioned balance sheet as of December 31, 1999, or (b) any event, condition or state of facts of any character which, to the best of the knowledge of OAK BROOK, materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of OAK BROOK and its subsidiaries, considered as a whole.

          3:1:16    Contracts.

All contracts, agreements and commitments of OAK BROOK, whether or not made in the ordinary course of business, including leases under which OAK BROOK is lessor or lessee, which are to be performed in whole or in part after the Effective Date, and which (i) involve or may involve aggregate payments by or to OAK BROOK of $10,000 or more after the Effective Date, (ii) are not terminable by OAK BROOK without premium or penalty on 60 (or fewer) days' notice, (iii) purport to prohibit or restrict the ability of OAK BROOK to participate or compete in any material line of business or with any person,
(iv) purport to prohibit or restrict another person's ability to be in the line of business of OAK BROOK or to compete with OAK BROOK or (v) are otherwise material to the business or properties of OAK BROOK. To the best of OAK BROOK's knowledge, except as set forth on Schedule 3:1:16 of the Disclosure Schedule, OAK BROOK and the have complied with all commitments, contracts, agreements and obligations pertaining to it listed on Section 3:1:16 of the Disclosure Schedule and is not in material default under any such contracts and agreements and no notice of material default has been received.

          3:1:17    Insurance Policies.

All (i) policies of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance, under which OAK BROOK is insured, and (ii) bonds issued or posted by any person which respect to any operation or other activities of OAK
BROOK are in full force and effect on the date hereof.


          3:1:18    Transactions with Management.

All material contracts, leases and commitments by and between OAK BROOK and any of its officers, directors, stockholders, employees, or agents, or any affiliate of any such person are set forth in Section 3:1:18 of the Disclosure Schedule, and none of the officers, directors, stockholders, or employees of OAK BROOK owns, leases or licenses any interest in any asset used by OAK BROOK in its business, other than solely by and through ownership of the capital stock of OAK BROOK.

          3:1:19    Compliance with ERISA.

Each benefit plan set forth in Section 3:1:19 of the Disclosure Schedule (collectively the "Benefit Plans") substantially complies with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws. Except as provided in Section 3:1:18 of the Disclosure Schedule, all contributions required to be made to each Benefit Plan under the terms of such Benefit Plans, ERISA or other applicable laws have been timely made. Except as provided in Section 3:1:19 of the Disclosure Schedule.

               3:1:19:1 Prohibited Transactions.

To the knowledge of OAK BROOK , OAK BROOK has not engaged in a transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

               3:1:19:2 Plan Termination; Material Liabilities.

There has been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of OAK BROOK . To the best knowledge of OAK BROOK , all OAK BROOK statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have complied in the past,both in form and operation, with every provision of the Code, regulation promulgated pursuant thereto, and every ruling, notice or announcement issued by the Internal Revenue Service necessary to maintain the qualified status of such Statutory Plans, except where non-compliance would not have a material adverse effect on OAK BROOK . No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan. To the best knowledge of OAK BROOK, there exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

               3:1:19:3 Accumulated Funding Deficiency.

Except as provided in Section 3:1:19:3 of the Disclosure Schedule, full payment has been made of all amounts which are required under the terms of each statutory plan, ERISA or other applicable laws to have been paid as contributions to such Statutory Plan, and no accumulated funding deficiency
(as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan.

               3:1:19:4 Relationship of Benefits to Pension Plan Assets.

The current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits,except as disclosed in the financial statements described in Section 3:1:19. For purposes of the representation in this Section 3:1:18:4, the term "current value" has the meaning specified in Section 4062(b)(1)(A) of ERISA, the term "accrued benefit" has the meaning specified in Section 3 of ERISA and "current value" is based upon the same actuarial assumptions used by OAK BROOK.

               3:1:19:5 Execution of Agreements.

The execution and delivery of this Agreement and the Transaction Documents, and the consummation of the transaction contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

               3:1:19:6 Fiduciary Liability.

To the best of OAK BROOK's knowledge, there have been no acts, failures to act, omissions or transactions involving a Statutory Plan or the assets thereof which could result in imposition on OAK BROOK (whether direct or indirect) of material damages or liability in actions brought under
Section 502 or Sections 404 through 409 of ERISA.

               3:1:19:7 Pending Claims.

To the best of OAK BROOK's knowledge, there are no claims, pending or overtly threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of OAK BROOK which allege any material violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any such claims involving such Benefit Plans which would likely be successfully maintained against OAK BROOK .

               3:1:19:8 Multiemployer Plans.

Except as may be set forth in Schedule 3:1:19 of the Disclosure Schedule, neither OAK BROOK nor any trade or business (whether or not incorporated) which together with OAK BROOK would be deemed to be a "single employer" within the meaning of Section 400(b) of ERISA or Subsections 414(b), (c), (m) or
(o) of the Code sponsors, maintains, or contributes to, or has at any time since their inception to the date of this Agreement sponsored, maintained or contributed to, any place (not exempt from the provisions of ERISA), including, but not limited to, any plan which is a "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

               3:1:19:9 No Reportable Event.

To the best of OAK BROOK's knowledge, there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory
Plan) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

         3:1:20    No Undisclosed Defaults.

Except as set forth in Section 3:1:20 of the Disclosure Schedule, to the best knowledge of OAK BROOK , OAK BROOK is not in material default with respect to any obligation, agreement or covenant to be performed by it under any contract or arrangement of any kind, including, without limitation, those described in Section 3:1:20 of the Disclosure Schedule, which default would have a material adverse effect on OAK BROOK .

          3:1:21    Taxes and Returns.

3:1:21:1 Except as set forth on Section 3:1:21 of the Disclosure Schedule, OAK BROOK has (i) filed all tax returns and reports required to be filed by it and (ii) paid all taxes, assessments and governmental charges and penalties which it has incurred and which have become due and payable, except such as are being or may be contested in good faith by appropriate proceedings or relate to the fiscal year ended December 31, 1999. Except as set forth on
Section 3:1:21 of the Disclosure Schedule, OAK BROOK is not delinquent in the payment of any material tax, assessment or governmental charge, and no deficiencies for any taxes have been proposed, asserted, or formally assessed against OAK BROOK, and no requests for waivers of the time to assess any such tax are pending, the OAK BROOK Financials reflect an adequate accrual, based on the facts and circumstances existing as of the date hereof, for all material taxes payable by OAK BROOK (whether or not shown in any return) through the date thereof. Except as set forth in Section 3:1:21 of the Disclosure Schedule, all tax returns and taxes for periods after December 31,1999 have or will be filed and paid by OAK BROOK on a timely basis, unless said taxes are being contested in good faith by appropriate proceedings.

          3:1:22    Compliance with Law.

Except as set forth in Section 3:1:22 or any other Section of the Disclosure Schedule, to the best knowledge of OAK BROOK, OAK BROOK is in compliance with and is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to: (a) any applicable law, rule, regulation or statute applicable to the operations of OAK BROOK , or
(b) any order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court or any Government Entity to which OAK BROOK is a party or by which OAK BROOK is bound, which violation or default or alleged violation or default would materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition of OAK BROOK . To the best knowledge of OAK BROOK, OAK BROOK is not delinquent with respect to (a) any report required to be filed with any Governmental Entity or (b) the preparation and delivery of any reports required by private agreements to which OAK BROOK is a party, which delinquency might materially and adversely affect the business, operations, affairs, prospects,properties, assets, profits, conditions of OAK BROOK .

          3:1:23    Environmental Requirements and Health and Safety
                    Requirements.

To the best of OAK BROOK's knowledge, Section 3:1:23 of the Disclosure
Schedule sets forth true, correct and complete copies of all material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of OAK BROOK made by or against OAK BROOK during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which OAK BROOK has determined, in good faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best of OAK BROOK's knowledge, none of the operations of OAK BROOK is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement, except as set forth in Section 3:1:23 of the Disclosure Schedule.


          3:1:24    Agreements, Contracts and Commitments.

Except as set forth in Section 3:1:24 of the Disclosure Schedule, OAK BROOK are not parties to (a) any collective bargaining agreement, (b) any bonus, deferred compensation, pension, profit-sharing, or retirement plan or other arrangement, (c) any employment or other agreement, contract, or commitment requiring OAK BROOK to pay any employee more than $100,000 a year or any severance pay in excess of four weeks' salary, (d) any agreement of guarantee or indemnification which involves, singly or together with other such agreements, a potential material liability, (e) any agreement, contract, or commitment which, to the best of the knowledge of OAK BROOK, might reasonably be expected to have a potential material adverse impact on the business, financial condition or earnings of OAK BROOK , (f) any agreement, contract, or commitment containing any covenant limiting the freedom of OAK BROOK to engage in any line of business in any area of the world or to compete with any person, (g) any agreement, contract, or commitment relating to capital expenditures and involving future payments which, together with future payments under all other agreements, contracts, or commitments relating to the same capital project, exceed $500,000, (h) any agreement, contract, or commitment (other than leases of real property) relating to the acquisition of assets or capital stock of any business enterprise, (i) any agreement, contract, or commitment which involves $500,000 or more, or which has a remaining term (including options of renewal or extension to the extent exercisable by a person other than OAK BROOK ) of three years or more from the date hereof, or which is not cancelable without penalty of less than $25,000,or (j) any other agreement or contract which OAK BROOK would be required to file with the Securities and Exchange Commission ("SEC") as an exhibit were OAK BROOK to file with the SEC on the date hereof a registration statement on Form SB-1 or SB-2 covering securities to be offered by OAK BROOK to the public. To the best of the knowledge of OAK BROOK , neither party has not in any material respect breached, nor to the best of the knowledge of them is there any pending or threatened claim or any legal basis for a claim that they have breached, any of the terms or conditions of (1) any agreement contract or commitment set forth in any of the schedules heretofore delivered by OAK
BROOK to ALPHA FIBRE pursuant to this agreement or (2) any other agreement, contract or commitment, the breach or breaches of which singly or in the aggregate could result in the imposition of damages in an amount material to OAK BROOK.

          3:1:25    Intellectual Property

Section 3:1:25 of the Disclosure Schedule furnished by OAK BROOK to ALPHA FIBRE correctly sets forth a list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, both domestic and foreign, presently owned,possessed, used or held by OAK BROOK . Unless otherwise indicated in such schedule, OAK BROOK own the entire right, title and interest in and to the same. Such schedule also correctly sets forth a list of all licenses granted/software sales to others by OAK BROOK. All letters patent,patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, and applications, and grants of licenses set forth in such schedule are subject to no pending or, to the best of the knowledge of OAK BROOK threatened challenge except as set forth in said schedule, and neither the execution and delivery of this agreement or of the Articles of Share Exchange not the consummation of this agreement will give any licensor or licensee of OAK BROOK any right to change the terms or provisions of, or terminate or cancel, any license to which is a party. OAK BROOK have not agreed to indemnify any person for or against any infringement of any patent, trademark, or copyright except as shown on Section 3:1:25 of the Disclosure
Schedule.

          3:1:26    Brokers' or Finders' Fees

No agent, broker, person or firm acting on behalf of OAK BROOK or under its authority is or will be entitled to any commission, broker, finder, or financial advisory fees from any of the parties hereto in connection with any of the transactions contemplated herein.


                                ARTICLE IV

                    OBLIGATIONS PENDING EFFECTIVE DATE


4:1  Agreements of ALPHA FIBRE.

ALPHA FIBRE agrees that from the date hereof to and through the Effective Date, ALPHA FIBRE will:

          4:1:1     Corporate Approvals.

Use its best efforts for the purpose of authorizing and obtaining the consent of the ALPHA FIBRE Shareholders to this Agreement and the merger contemplated hereby.

          4:1:2     Maintenance of Present Business.

Except as contemplated by this Agreement, ALPHA FIBRE shall operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with all material customers, suppliers, jobbers, distributors, and others having business dealings with it. If ALPHA FIBRE proposes to secure a waiver of this covenant from OAK BROOK with respect to a particular transaction, ALPHA FIBRE shall be deemed in compliance with this covenant if the President of OAK BROOK or his successor does not deliver to ALPHA FIBRE his objection in writing to any action described in such waiver request within 72 hours of receiving notice of such waiver request from ALPHA FIBRE.

          4:1:3     Maintenance of Properties.

At its expense, maintain all of its property and assets in customary (for ALPHA FIBRE) repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted.

          4:1:4     Maintenance of Books and Records.

Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

          4:1:5     Compliance with Law.

Continue to conduct its activities in a manner consistent with its current understanding of the laws applicable to it, unless and until it receives written notice from a Governmental Entity that it is not in compliance with a particular law or laws, at which time ALPHA FIBRE will modify its conduct to comply with such law or laws.


          4:1:6     Inspection.

Allow OAK BROOK, its directors, officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties made, and the compliance with covenants contained, in this Agreement. OAK BROOK agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other parties hereto in strict confidence, and further agrees that it will not use such data or information or disclose the same to others, except to the extent such date or information either is, or becomes, published or a matter of public knowledge.

OAK BROOK and ALPHA FIBRE agree that they will not issue any press release or other disclosure of this Agreement without the prior approval of the other, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

In the event of a breach or threatened breach by OAK BROOK or its officers or representatives of the provision of this Section, ALPHA FIBRE shall be entitled, in addition to any other available remedy, to an injunction restraining any disclosure by OAK BROOK, or its officers or representatives of any of such confidential information.

          4:1:7     Prohibition of Certain Contracts.

Not enter into any contracts outside of the ordinary course of business without the prior written consent of OAK BROOK, which consent will not be unreasonably withheld. If ALPHA FIBRE proposes to secure a waiver of this covenant from OAK BROOK with respect to a particular transaction, ALPHA FIBRE shall be deemed in compliance with this covenant if the President of OAK BROOK or his successor does not deliver to ALPHA FIBRE his objection in writing to any action described in such waiver request within 72 hours of receiving notice of such waiver request from ALPHA FIBRE.

          4:1:8 Prohibition of Loans.

Not incur any borrowings, except in the usual and ordinary course of business, without the prior written consent of OAK BROOK, which consent will not be unreasonably withheld.

          4:1:9 Prohibition of Certain Commitments.

Not enter into a commitment for expenditures or incur any liability exceeding $25,000, in the aggregate, except (i) as may be necessary or desirable for the maintenance of existing facilities, machinery and equipment in the ordinary course of business or in connection with measures taken to effect the Merger, as described herein, (ii) as in otherwise consented to in writing by OAK BROOK, or (iii) as may otherwise be in the ordinary course of business.

          4:1:10    Disposal of Assets.

The company shall not sell, dispose of, or encumber, any property or assets, except (i) in the usual and ordinary course of business; or (ii) as is otherwise consented to in writing by OAK BROOK or authorized hereunder.

          4:1:11    Maintenance of Insurance.

Keep in full force and effect present insurance policies or other comparable coverage on all its properties.

          4:1:12    No Amendment to Articles of Incorporation.

Not amend its certificate of incorporation or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business.

          4:1:13    No Issuance, Sale, or Purchase of Securities.

Except as contemplated by this Agreement, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

          4:1:14    Prohibition of Dividends.

Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof.

          4:1:15    Notice of Material Developments.

Promptly notify OAK BROOK in writing of any material adverse change in, or any changes which in the aggregate would likely result in a material adverse change in, the business, properties,condition (financial or otherwise) or results of operations of ALPHA FIBRE, whether or not occurring in the usual and ordinary course of its business, but only to the extent ALPHA FIBRE has actual knowledge of any such changes.

4:2  Agreements of OAK BROOK.

OAK BROOK agrees that from the date hereof to the Effective Date, it will:

          4:2:1     Corporate Approvals.

Call and hold a meeting of its shareholders to approve the Transaction contemplated herein, and its board of directors for the purpose of authorizing and obtaining the consent of OAK BROOK as sole stockholder of to this Agreement and the merger contemplated hereby.

          4:2:2     Maintenance of Present Business.

Except as contemplated by this Agreement, operate its business and the businesses of its subsidiaries only in the usual, regular, and ordinary manner so as to maintain the goodwill they now enjoy and,to the extent consistent with such operation, use all reasonable efforts to preserve intact their present business organization, keep available the services of their present officers and employees, and preserve their relationships with customers, suppliers, jobbers, distributors, and others having business dealings with them.

          4:2:3     Maintenance of Books and Records.

Maintain the books of account and records of OAK BROOK and each of its subsidiaries in the usual,regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

          4:2:4     Compliance with Law.

Continue, and cause its subsidiaries to continue, to conduct its and their activities in a manner consistent with OAK BROOK's current understanding of the laws applicable to said entities, unless and until OAK BROOK receives written notice from a Government Entity that said entities are not in compliance with a particular law or laws, at which time OAK BROOK will cause said entity or entities to comply with such law or laws.

          4:2:5     Inspection.

Allow ALPHA FIBRE and its directors officers and authorized representatives, during normal business hours, to inspect its and each of its subsidiaries' records and to consult with its and each of its subsidiaries' officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties made, and the compliance with covenants contained,in this Agreement. ALPHA FIBRE agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other parties hereto in strict confidence, and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either is, or becomes, published or a matter of public knowledge. In the event of a breach or threatened breach by ALPHA FIBRE or its officers or representatives of the provisions of this Section, OAK BROOK shall be entitled, in addition to any other available remedy, to an injunction restraining any disclosure by ALPHA FIBRE or its officers or representatives of any of such confidential information.

          4:2:6     Prohibition of Certain Contracts.

Give prompt written notice to ALPHA FIBRE of any material contracts of OAK BROOK or any of its subsidiaries, except those entered into in the ordinary course of business.

In any event, OAK BROOK shall promptly give written notice to ALPHA FIBRE of any stock or asset acquisition by OAK BROOK or any of its subsidiaries.

          4:2:7     Prohibition of Loans.

Give prompt written notice to ALPHA FIBRE of any borrowings of OAK BROOK or any of its subsidiaries, except those made in the usual and ordinary course of business.

          4:2:8     Disposal of Assets.

Give prompt written notice to ALPHA FIBRE of any sale, disposal of, or Encumbrance on, any property or assets of OAK BROOK or any of its subsidiaries, except in the usual and ordinary course of business.

          4:2:9     Maintenance of Insurance.

Keep in full force and effect present insurance policies or other comparable coverage on all of the assets of OAK BROOK and all of its subsidiaries.


          4:2:10    No Amendments to Articles of Incorporation.

Not amend its Articles of Incorporation, or merge into any other corporation.

          4:2:11    Notice of Material Developments.

Promptly notify ALPHA FIBRE in writing of any material adverse change in, or any changes which in the aggregate would likely result in a material adverse change in, the business, properties, condition (financial or otherwise), results of operations or prospects of OAK BROOK or any of its subsidiaries, whether or not occurring in the usual and ordinary course of business, but only to the extent OAK BROOK or any of such subsidiaries has actual knowledge of any such changes.

          4:2:12    Performance of Contracts.

Perform and/or cause to be performed all material obligations of OAK BROOK or any of its subsidiaries under agreements relating to or affecting their respective assets, properties or rights.


                                 ARTICLE V

                     ADDITIONAL COVENANTS OF THE PARTIES

5:1  Filings and Consents.

As promptly as practicable after the execution of this Agreement, each party to this Agreement (a)shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the ALPHA FIBRE Merger and the other transactions contemplated by this Agreement, including, but not limited to, the Merger of OAK BROOK and JOVUS, LTD., a St. Vincent corporation, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the ALPHA FIBRE Merger and the other transactions contemplated by this Agreement, other than those Consents identified on
Section 2.25 of the Disclosure Schedule. ALPHA FIBRE shall (upon request) promptly deliver to OAK BROOK a copy of each such filing made, each such notice given and each such Consent obtained by ALPHA FIBRE during the Pre -Closing Period.


5:2  Public Announcements.

After the date hereof, (a) ALPHA FIBRE shall not (and ALPHA FIBRE shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without OAK BROOK's prior written consent, and (b) OAK BROOK will use reasonable efforts to consult with ALPHA FIBRE prior to issuing any press release or making any public statement regarding the Merger.

5:3  Best Efforts.

During the Pre-Closing Period, OAK BROOK, and ALPHA FIBRE shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

5:4  Employment and Consulting Agreements.

Omitted

5:5  FIRPTA Matters.

At the Closing, (a) ALPHA FIBRE shall deliver to OAK BROOK a statement (in such form as may be reasonably requested by counsel to OAK BROOK) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) ALPHA FIBRE shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5:6  Investment Representation Letter.

At the Closing, each of the ALPHA FIBRE Shareholders shall execute and deliver to ALPHA FIBRE an investment representation letter in the form attached hereto at Appendix III (an "Investment Representation Letter").


                                ARTICLE VI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF
                       OAK BROOK,  AND ALPHA FIBRE

The obligations of OAK BROOK, and ALPHA FIBRE to effect the ALPHA FIBRE Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6:1  Accuracy of Representations.

Each of the representations and warranties made by OAK BROOK,  and ALPHA
FIBRE in this Agreement and in each of the Transaction Documents and instruments delivered to OAK BROOK, and ALPHA FIBRE in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6:2  Performance of Covenants.

All of the covenants and obligations that OAK BROOK, and ALPHA FIBRE are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

6:3  Consents.

All Consents required to be obtained in connection with the ALPHA FIBRE Merger and the other transactions contemplated by this Agreement (other than the Consents identified in Part 2.25 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

6:4  Agreements and Documents.

OAK BROOK and ALPHA FIBRE shall have received the following agreements and documents, each of which will be in full force and effect as of the Effective
Date:

     (i)  Articles of Merger
          (ii) a Disclosure Schedule executed by OAK BROOK and ALPHA FIBRE;
          (iii)Investment Representation Letters executed by each of the ALPHA FIBRE Shareholders;
          (iv) Legal Opinions of Nadeau & Simmons, P.C. and _________________ _____ dated as of the Closing Date, outstanding in the forms attached hereto at Appendix;
          (v) a certificate executed by both parties and containing the representation and warranty of each party that each of the representations and warranties set forth in Section 2 and 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the "Closing Certificate"); and

          (vi) written resignations of all officers and directors of OAK BROOK, effective as of the Effective Date.

6:5  FIRPTA Compliance.

ALPHA FIBRE shall have filed with the IRS the notification referred to in
Section 5.5(b).

6:6  No Restraints.

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the ALPHA FIBRE Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the ALPHA FIBRE Merger that makes consummation of the ALPHA FIBRE Merger illegal.

6:7  No Legal Proceedings.

No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the ALPHA FIBRE Merger or seeking to prohibit or limit the exercise by OAK BROOK of any material right pertaining to its ownership of the assets of ALPHA FIBRE.

6:8  Employees.

No more than one of the individuals identified on Appendix X shall have ceased to be employed by, or expressed an intention to terminate their employment with, ALPHA FIBRE.

                                 ARTICLE VII

                                 TERMINATION


7:1  Termination Events.

This Agreement may be terminated prior to the Closing:

(a) by OAK BROOK if OAK BROOK reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of OAK BROOK to comply with or perform any covenant or obligation of OAK BROOK set forth in this Agreement);

(b) by ALPHA FIBRE if ALPHA FIBRE reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of ALPHA FIBRE to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to OAK BROOK);

(c) by OAK BROOK at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

(d) by ALPHA FIBRE at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

(e) by OAK BROOK if the Closing has not taken place on or before (other than as a result of any failure on the part of OAK BROOK to comply with or perform any covenant or obligation of OAK BROOK set forth in this Agreement);

(f) by ALPHA FIBRE if the Closing has not taken place on or before August 31, 2000 (other than as a result of the failure on the part of ALPHA FIBRE to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to OAK BROOK); or

(g)  by the mutual consent of OAK BROOK and ALPHA FIBRE.

7:2  Termination Procedures.

If OAK BROOK wishes to terminate this Agreement pursuant to Section 7:1(a),
Section 7:1(c) or Section 7:1(e), OAK BROOK shall deliver to ALPHA FIBRE a written notice stating that OAK BROOK is terminating this Agreement and setting forth a brief description of the basis on which OAK BROOK is terminating this Agreement. If ALPHA FIBRE wishes to terminate this Agreement pursuant to Section 7:1(b), Section 7:1(d) or Section 7:1(f), ALPHA FIBRE shall deliver to OAK BROOK a written notice stating that ALPHA FIBRE is terminating this Agreement and setting forth a brief description of the basis on which ALPHA FIBRE is terminating this Agreement.


7:3  Effect of Termination.

If this Agreement is terminated pursuant to Section 7:1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither ALPHA FIBRE nor OAK BROOK shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) OAK BROOK and ALPHA FIBRE shall, in all events, remain bound by and continue to be subject to Section 5:2.


                                 ARTICLE VIII

                            INDEMNIFICATION, ETC.


8:1  Survival of Representations, Etc.

(a) The representations and warranties made by OAK BROOK, and ALPHA FIBRE (including the representations and warranties set forth in Sections 2 and 3, shall survive the Effective Date for a period of one (1) year, provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to either party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by either party (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, the representations and warranties set forth in Section 2.14 shall survive until the expiration of the applicable statutes of limitations, including extensions thereof.

(b) The representations, warranties, covenants and obligations of OAK BROOK, and ALPHA FIBRE, and the rights and remedies that may be exercised by either party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of either party or any of their Representatives.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by OAK BROOK, or ALPHA FIBRE in this Agreement.

8:2  Cross Indemnification.

From and after the Effective Time (but subject to Section 8.1(a)), OAK BROOK and the and ALPHA FIBRE shall hold harmless and indemnify each other from and against, and shall compensate and reimburse the other party for, any Damages which are directly or indirectly suffered or incurred by either party or to which either party may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 3 (without giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by OAK
BROOK and ALPHA FIBRE prior to the Closing); (ii) any breach of any covenant or obligation of OAK BROOK, or ALPHA FIBRE (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

8:3  Threshold; Ceiling.

(a) OAK BROOK, or ALPHA FIBRE shall not be required to make any indemnification payment pursuant to Section 8.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Sections 2 and 3 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the other party, exceeds $100,000 in the aggregate. (If the total amount of such Damages exceeds $100,000, then the Indemnitee shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages, including claims for Damages included in the initial $100,000.

8:4  Satisfaction of Indemnification Claim.

In the event either party had any liability (for indemnification or otherwise) to the other party under this Section 8, the indemnifying party shall satisfy such liability first, by delivering to such Indemnitee the number of shares of OAK BROOK determined by dividing (a) the aggregate dollar amount of such liability by (b) the average closing price of OAK BROOK as reported for the ten trading days preceding the date such liability is satisfied, and second, to the extent shares of OAK BROOK are not available to satisfy in full such liability, then such difference in cash.

8:5  No Contribution.

OAK BROOK, and ALPHA FIBRE waive, acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against each other in connection with any third party indemnification obligation or any other liability to which either party may become subject under or in connection with this Agreement.

8:6  Interest.

Any party who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which indemnifying party first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such indemnifying party to such Indemnitee is fully satisfied by such indemnifying party) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

8:7  Defense of Third Party Claims.

In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against OAK BROOK, or ALPHA FIBRE) with respect to which either party may become obligated to hold harmless, indemnify, compensate or reimburse any third party Indemnitee pursuant to this Section 8, such party shall have the right, at its election,to proceed with the defense of such claim or Legal Proceeding on its own.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS


9:1  Further Assurances.

Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request(prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9:2  Fees and Expenses.

If the ALPHA FIBRE Merger is not consummated for any reason whatsoever, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) ("Fees and Expenses") that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement. If the ALPHA FIBRE Merger is consummated,ALPHA FIBRE shall pay all Fees and Expenses of OAK BROOK.

9:3  Attorneys' Fees.

If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9:4  Notices.

All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given,made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next Business Day following receipt of facsimile transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

(a)  If to OAK BROOK:
1250 Turks Head Building
Providence, RI 02903
Attention:     Mark T. Thatcher
Telephone:     401-272-5800
Facsimile:     401-272-5858

with a copy (not constituting notice) to:

Nadeau & Simmons, P.C.
1250 Turks Head Building
Providence, RI 02903

Attention:     Adam S. Clavell, Esq.
Telephone:     401-272-5800
               Facsimile:
               401-272-5858


(b)  If to ALPHA FIBRE:

801 Falmouth Street
Thousand Oaks, CA 91362

Attention:     Deborah Kern
Telephone:     (805) 497-8900
Facsimile:     (805) 497-6689

               with a copy (not constituting notice) to:

               Goldstein & Company
               420128 4th Avenue South
               Saskatoon, SK S7K178
               Attention:
               James Scharfstein, Esq.
               Telephone:
               (306) 653-2838
               Facsimile:
               (306) 652-4747


9:5  Confidentiality.

Without limiting the generality of anything contained in Section 5.2, on and at all times after the Closing Date, each party shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such party's possession that relates to the business of ALPHA FIBRE or OAK BROOK.

9:6  Time of the Essence.

Time is of the essence of this Agreement.

9:7  Headings.

The bolded headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9:8  Counterparts.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9:9  Governing Law.


This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Colorado and (without giving effect to principles of conflicts of laws).

9:10 Successors and Assigns.

The rights and obligations of OAK BROOK, or ALPHA FIBRE may not be assigned without the prior written consent of both parties. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs,personal representatives, successors and assigns.

9:11 Remedies Cumulative; Specific Performance.

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of and breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9:12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9:13 Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

9:14 Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9:15 Entire Agreement.

This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9:16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Appendix" are intended to refer to Sections of this Agreement and Appendices to this Agreement.

IN WITNESS WHEREOF, OAK BROOK and ALPHA FIBRE have signed this Agreement as of the date first written above.

OAK BROOK CORPORATION
a Colorado Corporation


By:  _____________________________________
     Mark T. Thatcher, President

ALPHA FIBRE MERGER, INC.
a  Corporation


By:  _____________________________________
     Deborah Kern, President

                           Exhibit A
                      CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     "Acquisition Transaction" means any transaction involving:
     (a) the sale, license, disposition or acquisition of all or a material portion OAK BROOK or ALPHA FIBRE's business or assets;
     (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of OAK BROOK or ALPHA FIBRE, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of OAK BROOK or ALPHA FIBRE, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of OAK BROOK or ALPHA FIBRE; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving OAK BROOK or ALPHA FIBRE.

     "Affiliate" means, with respect to any specified Person, any other Person in which the specified Person has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

     "Agreement" shall have the meaning specified in the preamble to the Agreement.

     "OAK BROOK" shall have the meaning specified in the preamble to the Agreement.

     "OAK BROOK Common Stock" shall have the meaning specified in Section 1:7:2(i) of the Agreement.

     "OAK BROOK SEC Documents" shall have the meaning specified in Section 3:1:5(a) of the Agreement.

     "Balance Sheet" shall have the meaning specified in Section 2:1:7 of the Agreement.

     "Business Day" means a day, other than a Saturday or a Sunday, or a federal holiday upon which offices of the federal government are not open for business.

     "Closing" and "Closing Date" shall have the meanings specified in
     Section 1:1:3 of the Agreement.

     "Code" shall have the meaning specified in the recitals to the Agreement.

     "ALPHA FIBRE" shall have the meaning specified in the preamble to the Agreement.


     "ALPHA FIBRE Common Stock" shall have the meaning specified in the recitals to the Agreement.

     "ALPHA FIBRE Contract" means any Contract: (a) to which ALPHA FIBRE is a party; (b) by which ALPHA FIBRE or any of its assets is or may become bound or under which ALPHA FIBRE has, or may become subject to, any obligation; or (c) under which ALPHA FIBRE has or may acquire any right or interest.

     "ALPHA FIBRE Financials" shall have the meaning specified in Section 2:1:7 of the Agreement.

     "ALPHA FIBRE Proprietary Asset" means any Proprietary Asset owned by or licensed to ALPHA FIBRE or otherwise used by ALPHA FIBRE.

     "ALPHA FIBRE Returns" shall have the meaning specified in Section 2:1:7 of the Agreement.

     "ALPHA FIBRE Stock Certificate" shall have the meaning specified in
     Section 1:8 of the Agreement.

     "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to OAK BROOK on behalf of ALPHA FIBRE and the Stockholders.

     "Effective Date" shall have the meaning specified in Section 1:1:3 of the Agreement.

     "Employment Agreements" shall have the meaning specified in Section 2:1:9:7 of the Agreement.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, ALPHA FIBRE (including any limited liability ALPHA FIBRE or joint stock ALPHA FIBRE), firm or other enterprise, association, organization or entity.

     "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" shall have the meaning specified in Section 2:1:19 of the Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fees and Expenses" shall have the meaning specified in Section 9:2 of the Agreement.

     "First Anniversary" shall have the meaning specified in Section 8:1 of the Agreement.

     "GAAP" means generally accepted accounting principles.

     "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     "Indemnitees" means the following Persons:  (a) OAK BROOK or ALPHA FIBRE;
     (b) OAK BROOK or ALPHA FIBRE=s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Stockholders shall not be deemed to be "Indemnitees."

     "Investment Representation Letter" shall have the meaning specified in
     Section 5.6 of the Agreement.

     "IRS" means the Internal Revenue Service.

     "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     "Material Adverse Effect" means a violation or other matter will be deemed to have "Material Adverse Effect" on ALPHA FIBRE if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on ALPHA FIBRE's business, condition, assets, liabilities, operations, financial performance or prospects.

     "Material Contracts" shall have the meaning specified in Section 2:1:9:9 of the Agreement.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     "Merger" shall have the meaning specified in the recitals to the Agreement.

     "Person" means any individual, Entity or Governmental Body.

     "Pre-Closing Period" shall have the meaning specified in Section 5:1 of the Agreement.

     "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright(whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, client list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     "Registration Statement" shall have the meaning specified in Section 3:1:5 of the Agreement.

     "Related Party" means: (i) the Stockholders; (ii) each individual who is, or who has at any time since October 15, 1997 been, an officer of ALPHA FIBRE; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and
     (iv) any trust or other entity (other than ALPHA FIBRE) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

     "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     "Scheduled Closing Time" shall have the meaning specified in Section 7:1(c) of the Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" shall have the meaning specified in Section 1:6:1 of the Agreement.

     "Stockholders" shall have the meaning specified in the preamble to the Agreement.

     "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  AGREEMENT AND PLAN OF MERGER
                       AND REORGANIZATION

                             among:

                  OAK BROOK CAPITAL III, INC.,
                    a Colorado corporation;

                   ALPHA FIBER MERGER CORPORATION,
                        a  corporation;

                  ___________________________

                   Dated as of June __, 2000
                  ___________________________


                            EXHIBITS


               Exhibit   Document

                 (I)     Articles of Merger


                 (II) a Disclosure Schedule to be executed by OAK BROOK and ALPHA FIBRE; at closing

                 (III) Investment Representation Letters to be executed by each of the ALPHA FIBRE Shareholders; at closing

                 (IV) Legal Opinions of Nadeau & Simmons, P.C. and _______ ______________ dated as of the Closing Date, substantially in the forms attached hereto at
                         Exhibit I;

                 (V)     Certificate of Board of Directors ALPHA FIBRE
                         FIBERS, INC.

                 (VI)    Certificate of Board of Directors OAKBROOK CAPITAL
                         III, INC.

  Table of Contents



    SECTION 1.  Description of Transaction                             1

                1.1     Merger of ALPHA FIBRE into OAK BROOK               1
                1.2     Effect of the Merger                               1
                1.3     Closing; Effective Time                            1
                1.4     Conversion of Shares                               2
                1.5     Piggy Back Registration Rights                     4
                1.6     Closing of ALPHA FIBRE's Transfer Books            5
                1.7     Exchange of Certificates                           6
                1.8     Stockholder Approval; Dissenting Shares            7
                1.10    Tax Consequences                                   7
                1.11    Accounting Treatment                               7
                1.12    Further Action                                     7



     SECTION 2.  Representations and Warranties of ALPHA FIBRE             7

                2.1     Due Organization; Good Standing; No Subsidiaries   8

                2.2     Certificate of Incorporation and Bylaws; Records   8
                2.3     Capitalization; Title to Shares                    8
                2.4     Financial Statements                               8
                2.5     Absence of Changes                                 9
                2.6     Title to Assets                                   10
                2.7     Bank Accounts; Receivables                        11
                2.8     Equipment; Leasehold                              11
                2.9     Proprietary Assets                                11
                2.10    Contracts                                         13
                2.11    Liabilities                                       15
                2.12    Compliance with Legal Requirements                15
                2.13    Governmental Authorizations                       15
                2.14    Tax Matters                                       15
                2.15    Employee and Labor Matters; Benefit Plans         15
                2.16    Environmental Matters                             16
                2.17    Insurance                                         18
                2.18    Related Party Transactions                        19
                2.19    Legal Proceedings; Orders                         19
                2.20    Clients                                           19
                2.21    Material Relationships                            20
                2.22    Sales Policies; Warranties                        20
                2.23    Brokers and Finders                               20
                2.24    Authority; Binding Nature of Agreement            20
                2.25    Non-Contravention; Consents                       20
                2.26    Database Backup                                   21
                2.27    Full Disclosure                                   21

 3.  Representations and Warranties of OAK BROOK                          21
                3.1     SEC Filings; Financial Statements                 21
                3.2     Authority; Binding Nature of Agreement            22
                3.3     Valid Issuance                                    22

     SECTION 4.  Certain Covenants of ALPHA FIBRE and the
                 Stockholders                                             22
                4.1     Access and Investigation                          22
                4.2     Operation of ALPHA FIBRE's Business               22
                4.3     Notification; Updates to Disclosure Schedule      24
                4.4     No Negotiation


     SECTION 5.  Additional Covenants of the Parties
                5.1     Filings and Consents                              25
                5.2     Public Announcements                              25
                5.3     Best Efforts                                      25
                5.4     Employment and Noncompetition Agreements          26
                5.5     FIRPTA Matters                                    26
                5.6     Release                                           26
                5.7     Investment Representation Letter                  26
                5.8     Proprietary Information                           26

      SECTION 6.  Conditions Precedent to Obligations of
                  OAK BROOK                                               27
                6.1     Accuracy of Representations                       27
                6.2     Performance of Covenants                          27
                6.3     Consents                                          27
                6.4     Agreements and Documents                          27

                6.5     FIRPTA Compliance                                 28
                6.6     No Restraints                                     28
                6.7     No Legal Proceedings                              28
                6.8     Employees                                         28
                6.9     Stockholder Approval                              28

      SECTION 7.  Termination                                             29

                7.1     Termination Events                                29
                7.2     Termination Procedures                            30
                7.3     Effect of Termination                             30
                7.4     Termination Fee                                   30

      SECTION 8.  Indemnification, Etc.
                8.1     Survival of Representations, Etc.                 30
                8.2     Indemnification by Principal Stockholders         31
                8.3     Threshold; Ceiling                                31
                8.4     Satisfaction of Indemnification Claim             32
                8.5     No Contribution                                   32
                8.6     Interest                                          32
                8.7     Defense of Third Party Claims                     32
                8.8     Exercise of Remedies by Indemnitees Other Than
                        OAK BROOK

      SECTION 9.   Miscellaneous Provisions                               33
                9.1  Stockholders' Agent                                  33
                9.2  Further Assurances                                   33
                9.3  Fees and Expenses                                    33
                9.4  Attorneys' Fees                                      33
                9.5  Notices                                              34
                9.6  Confidentiality                                      35
                9.7  Time of the Essence                                  35
                9.8  Headings                                             35
                9.9  Counterparts                                         35
                9.10 Governing Law                                        35
                9.11 Successors and Assigns                               35
                9.12 Remedies Cumulative; Specific Performance            35
                9.13 Waiver                                               36
                9.14 Amendments                                           36
                9.15 Severability                                         36
                9.16 Entire Agreement                                     36
                9.17 Construction                                         36


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